UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 5, 2008

Hooper Holmes, Inc.
(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920
(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code   (908) 766-5000

Not Applicable
(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On August 5, 2008, the Company entered into an Employment Agreement, effective as of April 4, 2008, with its President and Chief Executive Officer, Roy H. Bubbs.  The initial term of the agreement is for two years and renews automatically for periods of one year, unless terminated by the Company or Mr. Bubbs.  The material terms of the agreement are described in Item 5.02 below.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)           Compensatory Arrangements of Certain Officers.

As disclosed in a Form 8K, which the Company filed with the Securities and Exchange Commission on April 10, 2008, the Board appointed Mr. Bubbs President and Chief Executive Officer on April 4, 2008.  Mr. Bubbs had been serving as interim President and Chief Executive officer since February 5, 2008.

The Employment Agreement memorializes the compensatory arrangements between the Company and Mr. Bubbs.  As previously disclosed in the aforementioned Form 8K:

•
Mr. Bubbs receives base salary of $500,000 per annum and participates in the Company’s 2008 Pay for Performance Plan applicable to the Company’s executives, under which he will have the opportunity to receive a payout of 12.5% of his base salary ($62,500) upon achievement of a stated level of corporate earnings before interest and taxes (EBIT) at the threshold level, 50% ($250,000) at the target level, and 100% ($500,000) at the maximum level.

•	He also was awarded an option exercisable for 100,000 shares of the Company’s common stock, with an exercise price of $0.73, the closing price on April 4, 2008, the date of grant.

•	Mr. Bubbs also receives a monthly car allowance of $700 (or 8,400 per year), consistent with the Company’s current policy with respect to executive car allowances.

•
On April 9, 2008, the Company entered into an Executive Change-in-Control Agreement with Mr. Bubbs.  Under the terms of that agreement, if a change in control (as defined in the agreement) of the Company should occur and, with the 12-month period following such change in control, Mr. Bubbs’ employment is terminated (either by the Company or a successor entity without cause, or by Mr. Bubbs with good reason), Mr. Bubbs would be entitled to receive a lump-sum payment equal to the sum of (i) two times his base salary at the time of the change in control, (ii) two times his most recent annual bonus, (iii) the amount of any annual bonus for the calendar year in which the termination occurs, and other amounts payable as of the date of termination.

In addition, the Employment Agreement provides that in the event of termination of Mr. Bubbs’ employment (other than for cause or by reason of death or disability) Mr. Bubbs will receive a lump-sum payment equal to the amount of his base salary (at the rate in effect immediately prior to his termination) that would have been payable to him if he had continued in employment through the longer of (A) the balance of the initial term of his employment under this agreement, or (B) the one-year period following the date of termination.  The Employment Agreement also requires the Company to provide Mr. Bubbs with a monthly health care allowance equal to the monthly cost the Company would bear if Mr. Bubbs were insured under the Company’s group health insurance plan, it being understood that such allowance is in lieu of Mr. Bubbs’ participation in such plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

Date: August 11, 2008                                                                         By:  /s/ William F. Kracklauer
William F. Kracklauer
Senior Vice President, General Counsel and Secretary